April 2026 Pricing Supplement dated April 2, 2026 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities With Memory Feature due April 7, 2027

With the Coupon and Payment at Maturity Subject to the Performance of the Common Stock of ConocoPhillips

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, the securities offer the opportunity for investors to receive a contingent quarterly coupon equal to 2.55% of the stated principal amount (a rate of 10.20% per annum), but only with respect to each determination date on which the closing value of the underlier is greater than or equal to 65% of the initial underlier value, which we refer to as the downside threshold value. A contingent quarterly coupon that is not payable with respect to a determination date may be paid later, but only if the closing value of the underlier is greater than or equal to the downside threshold value on a later determination date. If on any determination date the closing value of the underlier is less than the downside threshold value, you will not receive any contingent quarterly coupon for the relevant quarterly period on the related contingent payment date. If the closing value of the underlier is greater than or equal to the redemption threshold value (which will be equal to 100% of the initial underlier value) on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due. No further payments will be made on the securities after they have been redeemed. At maturity, if the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold value, the payment at maturity will be the stated principal amount plus the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due. However, if the final underlier value is less than the downside threshold value on the final determination date, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value and will receive a payment at maturity that is less than 65% of the stated principal amount and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and the risk of not receiving any contingent quarterly coupons. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to potentially receive contingent quarterly coupons at an above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of the underlier. The securities are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the securities are subject to the credit risk of Royal Bank of Canada.

FINAL TERMS
Issuer:	Royal Bank of Canada
Underlier:	ConocoPhillips common stock (Bloomberg symbol: “COP UN”)
Aggregate principal amount:	$389,000
Stated principal amount:	$1,000 per security
Pricing date:	April 2, 2026
Original issue date:	April 8, 2026
Final determination date:*	April 2, 2027
Maturity date:*	April 7, 2027
Early redemption:	If, on any determination date (other than the final determination date), the closing value of the underlier is greater than or equal to the redemption threshold value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date following the related determination date. No further payments will be made on the securities once they have been redeemed.
Redemption threshold value:	100% of the initial underlier value
Early redemption payment:	The early redemption payment will be an amount equal to the stated principal amount plus the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due.
Contingent quarterly coupons with memory feature:

•   If, on any determination date, the closing value of the underlier is greater than or equal to the downside threshold value, we will pay a contingent quarterly coupon of $25.50 (2.55% of the stated principal amount, or a rate of 10.20% per annum) per security on the related contingent payment date set forth below. If the contingent quarterly coupon with respect to a determination date is not payable, it will be paid on any later contingent payment date (or at maturity) on which the contingent quarterly coupon is payable, together with the payment otherwise due on that later date. For the avoidance of doubt, once a previously unpaid contingent quarterly coupon has been paid on a later contingent payment date, it will not be paid again on a subsequent date.

•   If, on any determination date, the closing value of the underlier is less than the downside threshold value, no contingent quarterly coupon will be made with respect to that determination date.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•   If the final underlier value is greater than or equal to the downside threshold value:

stated principal amount + the contingent quarterly coupon + any previously unpaid contingent quarterly coupons otherwise due

•   If the final underlier value is less than the downside threshold value:

stated principal amount × underlier performance factor

Under these circumstances, the payment at maturity will be less than 65% of the stated principal amount. You will lose more than 35% and possibly all of the stated principal amount if the final underlier value is less than the downside threshold value.

Underlier performance factor:	final underlier value / initial underlier value
Downside threshold value:	$84.84, which is equal to 65% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	$130.52, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the final determination date
(terms continued on the next page)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$1,000.00	$12.50(1) $5.00(2)	$982.50
Total	$389,000	$6,807.50	$382,192.50

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $17.50 per security and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $12.50 for each security. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each security.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is $982.73 per security and is less than the public offering price of the securities. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 8 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Securities” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Product Supplement No. 1B dated July 22, 2025

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Contingent Income Auto-Callable Securities With Memory Feature due April 7, 2027

With the Coupon and Payment at Maturity Subject to the Performance of the Common Stock of ConocoPhillips

Principal at Risk Securities

Terms continued from previous page:
CUSIP / ISIN:	78017UQK9 / US78017UQK96
Listing:	The securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Calculation agent:	RBCCM

Determination Dates and Contingent Payment Dates*

Determination Dates	Contingent Payment Dates
July 2, 2026	July 8, 2026
October 2, 2026	October 7, 2026
January 4, 2027	January 7, 2027
April 2, 2027 (final determination date)	April 7, 2027 (maturity date)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

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Principal at Risk Securities

Key Investment Rationale

The securities offer the opportunity for investors to receive a contingent quarterly coupon equal to 2.55% of the stated principal amount (a rate of 10.20% per annum), but only with respect to each determination date on which the closing value of the underlier is greater than or equal to 65% of the initial underlier value, which we refer to as the downside threshold value. A contingent quarterly coupon that is not payable with respect to a determination date may be paid later, but only if the closing value of the underlier is greater than or equal to the downside threshold value on a later determination date. The securities may be redeemed prior to maturity for the stated principal amount plus the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due, and the payment at maturity will vary depending on the final underlier value, as demonstrated in scenarios 2 and 3 below.

Investors may lose their entire investment. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to potentially receive contingent quarterly coupons at an above-market rate, subject to automatic early redemption.

Scenario 1

On any determination date (other than the final determination date), the closing value of the underlier is greater than or equal to the redemption threshold value.

▪ The securities will be automatically redeemed for the stated principal amount plus the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due. No further payments will be made on the securities once they have been redeemed.

▪ Investors will not participate in any appreciation of the underlier.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold value.

▪ The payment due at maturity will be the stated principal amount plus the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due.

▪ Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold value.

▪ The payment due at maturity will be the stated principal amount multiplied by the underlier performance factor.

▪ Investors will lose a significant portion, and may lose all, of their principal amount in this scenario.

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Contingent Income Auto-Callable Securities With Memory Feature due April 7, 2027

With the Coupon and Payment at Maturity Subject to the Performance of the Common Stock of ConocoPhillips

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the securities are a part and the product supplement no. 1B dated July 22, 2025. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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With the Coupon and Payment at Maturity Subject to the Performance of the Common Stock of ConocoPhillips

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing value of the underlier on the determination date.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

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Principal at Risk Securities

Hypothetical Examples

The examples below are based on the following terms:

Hypothetical initial underlier value:	$100.00
Hypothetical downside threshold value:	$65.00, which is 65% of the hypothetical initial underlier value
Hypothetical redemption threshold value:	$100.00, which is 100% of the hypothetical initial underlier value
Contingent quarterly coupon:	$25.50 (2.55% of the stated principal amount, or a rate of 10.20% per annum)
Stated principal amount:	$1,000 per security

In Examples 1 and 2, the closing value of the underlier fluctuates over the term of the securities and the closing value of the underlier is greater than or equal to the redemption threshold value on one of the determination dates prior to the final determination date. Because the closing value of the underlier is greater than or equal to the redemption threshold value on one of those determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing value of the underlier on each of the determination dates prior to the final determination date is less than the redemption threshold value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Value	Contingent Quarterly Coupon	Early Redemption Payment*	Hypothetical Closing Value	Contingent Quarterly Coupon	Early Redemption Payment*
#1	$105.00	—*	$1,025.50	$75.00	$25.50	N/A
#2	N/A	N/A	N/A	$40.00	$0	N/A
#3	N/A	N/A	N/A	$125.00	—*	$1,051.00
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* If the securities are automatically redeemed, the early redemption payment will include the contingent quarterly coupon and any previously unpaid contingent quarterly coupons otherwise due.

▪	In Example 1, the securities are automatically redeemed following the first determination date, as the closing value of the underlier on that determination date is greater than the redemption threshold value. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly coupon otherwise due = $1,000 + $25.50 = $1,025.50

In this example, the early redemption feature limits the term of your investment to approximately 3 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly coupons.

▪	In Example 2, the securities are automatically redeemed following the third determination date, as the closing value of the underlier on that determination date is greater than the redemption threshold value. As the closing value of the underlier on one of the earlier determination dates is greater than the downside threshold value, you will receive the contingent quarterly coupon with respect to that determination date. Following the third determination date, you receive the early redemption payment set forth above, which includes the contingent quarterly coupon and the previously unpaid contingent quarterly coupon with respect to the second determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly coupons. Further, although the underlier has appreciated by 25% from its initial underlier value on the third determination date, you receive only the early redemption payment, and do not benefit from such appreciation.

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Principal at Risk Securities

	Example 3			Example 4
Determination Dates	Hypothetical Closing Value	Contingent Quarterly Coupon	Early Redemption Payment	Hypothetical Closing Value	Contingent Quarterly Coupon	Early Redemption Payment
#1	$55.00	$0	N/A	$50.00	$0	N/A
#2	$50.00	$0	N/A	$55.00	$0	N/A
#3	$30.00	$0	N/A	$50.00	$0	N/A
Final Determination Date	$40.00	$0	N/A	$75.00	—*	N/A
Payment at Maturity	$400.00			$1,102.00

* The final contingent quarterly coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

▪	In Example 3, the closing value of the underlier remains below the downside threshold value on every determination date. As a result, you do not receive any contingent quarterly coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the closing value of the underlier. As the final underlier value is less than the downside threshold value, your payment at maturity is calculated as follows:

$1,000 × ($40.00 / $100.00) = $400.00

In this example, the amount you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing value of the underlier decreases to a final underlier value of $75.00. Although the final underlier value is less than the redemption threshold value, because the final underlier value is still not less than the downside threshold value, you receive the stated principal amount plus the contingent quarterly coupon and the previously unpaid contingent quarterly coupons otherwise due. Your payment at maturity is calculated as follows:

$1,000 + $102.00 = $1,102.00

In this example, although the final underlier value represents a 25% decline from the initial underlier value, you receive the stated principal amount per security plus the contingent quarterly coupon and the previously unpaid contingent quarterly coupons otherwise due, because the final underlier value is not less than the downside threshold value.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Terms and Structure of the Securities

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold value, you will be exposed to the decline in the closing value of the underlier, as compared to the initial underlier value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount multiplied by the underlier performance factor. In this case, the payment at maturity will be less than 65% of the stated principal amount and could be zero.

▪	You may not receive any contingent quarterly coupon for any quarterly period where the closing value of the underlier is less than the downside threshold value. A contingent quarterly coupon will be paid with respect to a quarterly period only if the closing value or final underlier value is greater than or equal to the downside threshold value on the applicable determination date. If the closing value or final underlier value remains below the downside threshold value on each determination date, you will not receive any contingent quarterly coupons during the term of the securities. Notwithstanding the memory feature described above, there can be no assurance that any unpaid contingent quarterly coupons will become payable during the term of the securities. If you do not receive sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	You will not participate in any appreciation in the value of the underlier. You will not participate in any appreciation in the value of the underlier, and the return on the securities will be limited to the contingent quarterly coupon, if any, that is paid with respect to each determination date on which the closing value of the underlier is greater than or equal to the downside threshold value.

▪	The potential contingent repayment of principal represented by the downside threshold value applies only at maturity. You should be willing to hold the securities until maturity. If you are able to sell the securities prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the value of the underlier is at or above the downside threshold value.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	Payments on the securities are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the securities. The securities are our senior unsecured debt securities, and your receipt of any amounts due on the securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the securities.

▪	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Any payment on the securities will be determined based on the closing values of the underlier on the dates specified. Any payment on the securities will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the

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Principal at Risk Securities

accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

▪	There may not be an active trading market for the securities; sales in the secondary market may result in significant losses. There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the securities. Even if a secondary market for the securities develops, it may not provide enough liquidity to allow you to easily trade or sell the securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	The initial estimated value of the securities is less than the public offering price. The initial estimated value of the securities is less than the public offering price of the securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the securities is only an estimate, calculated as of the pricing date. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the securities.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlier), including trading in the underlier as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could increase the value at or above which the underlier must close on each determination date in order for you to receive a contingent quarterly coupon or, if the securities are not redeemed prior to maturity, in order for you to avoid a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on any determination date, could adversely affect the closing value of the underlier on that determination date and, accordingly, whether the securities are automatically redeemed prior to maturity, whether a contingent quarterly coupon is paid, and, if the securities are not redeemed prior to maturity, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the securities. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the securities. Trading

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Principal at Risk Securities

by us and our affiliates may adversely affect the value of the underlier and the market value of the securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. The calculation agent will have no obligation to consider your interests as an investor in the securities in making any determinations with respect to the securities.

Risks Relating to the Underlier

▪	You will not have any rights to the underlier. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlier.

▪	Any payment on the securities may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the securities is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a discretionary determination of the closing value of the underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting any amounts payable on the securities upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the underlier. However, the calculation agent might not make adjustments in response to all such events that could affect the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

▪	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated. Upon the occurrence of certain reorganization or other events affecting the underlier, the calculation agent may make adjustments that result in payments on the securities being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the underlier, a substitute security, if the calculation agent elects to select one. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. Alternatively, the calculation agent may accelerate the maturity date for a payment determined by the calculation agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the securities if they were not accelerated. However, if we elect not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

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Principal at Risk Securities

Information about the Underlier

According to publicly available information, ConocoPhillips is an exploration and production company that explores for, produces, transports and markets crude oil, bitumen, natural gas, liquefied natural gas and natural gas liquids.

The issuer of the underlier’s SEC file number is 001-32395. The underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided above. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document. We have not independently verified the accuracy or completeness of the information contained in outside sources.

The closing value of the underlier on April 2, 2026 was $130.52. The graph below sets forth the daily closing values of the underlier for the period noted below. We obtained the information in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the determination dates.

Common Stock of ConocoPhillips – Historical Closing Values January 4, 2021 to April 2, 2026

The red solid line in the graph above indicates the downside threshold value.

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:	The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

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Principal at Risk Securities

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the securities and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the securities they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each security as specified on the front cover of this document. The costs included in the original issue price of the securities will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.

The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately six months after the original issue date, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time. This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities being less than their public offering price. Unlike the initial estimated value, any value of the securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the securities. The economic terms of the securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The initial estimated value of the securities is less than the public offering price” above.

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the securities or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the

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indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the securities offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

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